Exhibit 3.17

Québec

CERTIFICATE OF AMENDMENT

Companies Act, Part 1A
(R.S.Q., chap. C-38)

I hereby certify that

DUNKIN DONUTS
MAÎTRE FRANCHISÉ QUÉBEC INC.

and its English version(s)

DUNKIN DONUTS
MASTER FRANCHISEE QUÉBEC INC.

amended its articles on AUGUST 28, 2003 under Part 1A of the Companies Act, as indicated in the attached Articles of Amendment.

Filed in the register on August 29, 2003
under registration number 1161578415

Government of Quebec
Inspector General	(signed: R S Turcotte)
of Financial Institutions	Inspector General of Financial Institutions

Government of Québec	Government of Québec
Inspector General of Financial Institutions	Inspector General of Financial Institutions
Form 5
ARTICLES OF AMENDMENT
Companies Act, R.S.Q., c. C-38
Part 1A

1		Corporate name

DUNKIN DONUTS MAÎTRE FRANCHISÉ QUÉBEC INC.
DUNKIN DONUTS MASTER FRANCHISEE QUÉBEC INC.

2		Motion filed under section 123.140 and following of the Companies Act

3		The Company’s articles are amended as follows:

The judicial district in Quebec where the company has its head office is changed to:

THE JUDICIAL DISTRICT OF LAVAL

4	Effective date, if different from filing date (see instructions)	5 Corporate name (or designating number) prior to the amendment, if different from that mentioned in Item 1
9130-7462 QUÉBEC INC.

If there is insufficient space, attach two (2) copies of a schedule.

Signature of authorized director		(signed)
Marc D’Aoust

Reserved for administrative purposes

Government of Québec

Filed on

AUG. 28 2003

Inspector General of Financial Institutions

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Québec

CERTIFICATE OF INCORPORATION

Companies Act, Part 1A
(R.S.Q., chap. C-38)

I hereby certify that

9130-7462 QUÉBEC INC.

was incorporated on JUNE 11, 2003 under Part 1A of the Companies Act, as indicated in the attached Articles of Incorporation.

Filed in the register on June 13, 2003
under registration number 1161578415

Government of Quebec
Inspector General of Financial Institutions	(signed: R S Turcotte)
Inspector General of Financial Institutions

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Government of Québec	Government of Québec
Inspector General of Financial Institutions	Inspector General of Financial Institutions
Form 1

ARTICLES OF INCORPORATION
Companies Act (R.S.Q., c. C-38, Part 1A)

Procedure and explanations
1	Corporate name

9130-7462 QUÉBEC INC.

2	Judicial district in Québec where the company has its head office	3 Precise number or minimum and maximum number of directors	4 Effective date if later than filing date

	District of Terrebonne	Minimum 1 Maximum 10	N/A

5	Description of share capital:

See Schedule “A”

6	Restrictions on share transfers, if any

See Schedule “B”

7	Limits imposed on its activities, where applicable

N/A

8	Other provisions

See Schedule “C”

9	Founders
	First and last name	Address, including postal code (in the case of a corporation, indicate the head office and the constituting act)	Signature of each founder (in the case of a corporation, signature of authorized person)

D’Aoust, Marc		55 Castonguay St., Suite 400	(signed)
St-Jérôme, Quebec, Canada J7Y 2H9

If there is insufficient space, attach two copies of a schedule.

Reserved for administrative purposes

Government of Québec

Filed on

JUNE 11  2003

Inspector General
of Financial Institutions

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SCHEDULE “A”

SHARE CAPITAL

The Company shall be authorized to issue an unlimited number of Class “A”, “B”, “C”, “D”, “E”, “F”, “G”, “H”, “I”, “J”, “K” and “L” shares carrying the following rights, privileges, restrictions and conditions.

1.             VOTING SHARES

Only the holders of Class “A”, “D” and “H” shares shall be entitled to vote at meetings of shareholders and only the holders of such shares shall be entitled to receive notice of and attend the said meetings of shareholders, except where the law otherwise provides.

2.             PARTICIPATING SHARES

Only the Class “B”, “C” and “D” shares shall participate in the profits and residual assets of the Company and they shall be entitled to participate in any dividend declared by the Company, subject to the prior rights provided herein.  The dividends attributable to the Class “E”, “F”, “G”, “H”, “I”, “J”, “K” and “L” shares shall be limited as follows:

Dividends which may be declared and paid on the Class “E”, “G” and “H” shares shall be limited to annual non-cumulative dividends at a rate equal to the rate on the Treasury Bills of Canada expiring in approximately three (3) months, calculated during the first month of the quarter preceding the quarter in which the shares are issued, on the fair market value of the consideration received by the Company upon the issue of the said shares less any amount of capital given to the shareholders thereon.

The Class “F”, “I” and “J” shares shall be entitled to monthly non-cumulative dividends at a rate equal to one-twelfth (1/12) of the rate on the Treasury Bills of Canada expiring in approximately three (3) months calculated during the first month of the quarter preceding the quarter in which the shares are issued, on the fair market value of the consideration received by the Company upon the issue of the said shares less any amount of capital given to the shareholders thereon.

The dividends attributable to the Class “K” shares are more fully described in section 6.

The holders of Class “L” shares shall be entitled to monthly non-cumulative dividends at a maximum rate of two per cent (2%) per month, the said rate to be fixed by the directors when the shares are issued, and the said rate applying to the fair market value of the consideration received by the Company upon the issue of the said shares less any amount of capital given thereon.

The holders of Class “A” shares shall not be entitled to any dividend of any kind whatsoever.

The order of priority for the declaration and payment of any dividend shall be the following:

1)              Class “K” shares, where applicable;

2)              Class “L” shares;

3)              Class “F” shares;

4)              Class “I” shares;

5)              Class “G” and “H” shares;

6)              Class “J” shares;

7)              Class “E” shares;

8)     Class “B”, “C” and “D” shares, it being understood that dividends may be declared and paid separately on each of these three (3) classes of shares in the complete discretion of the Board of Directors.

3.                                      DISSOLUTION, LIQUIDATION OR ANY OTHER VOLUNTARY OR FORCED DISTRIBUTION OF THE ASSETS OF THE COMPANY

In the event of any dissolution, liquidation or other voluntary or forced distribution of the assets of the Company, the holders of Class “E”, “F”, “G”, “H”, “I”, “J”, “K” and “L” shares shall have a prior right to be repaid up to their redemption value, in priority to any dividend or distribution of assets to the holders of Class “A”, “B”, “C” and “D” shares, in accordance with the order prescribed for the declaration and payment of dividends.

4.             CONVERSION RIGHT

The Company may, at its complete discretion and without requiring the consent of the shareholders, convert all or part of each Class “C” share into a Class “E” share.  The conversion shall take effect on notice sent to the shareholder by the Board of Directors.

5.             REDEEMABLE SHARES

The Class “E”, “F”, “G”, “H”, “I”, “K” and “L” shares shall be redeemable by the Company on notice given by the holder in his complete discretion.

The Class “E”, “H”, “I”, “J” and “L” shares shall be redeemable by the Company on notice given by it in its complete discretion.

In the case of such redemption, the holders of Class “E”, “F”, “G”, “H”, “I” and “L” shares shall be entitled to receive, as the redemption price, the fair market value of the consideration received by the Company upon the issue of the shares plus any amount of dividend declared but unpaid on such shares less any amount of capital given to the shareholders on the said shares since their issue.

The Class “J” shares shall be redeemable at the amount of their paid-up capital plus a premium of ONE THOUSAND DOLLARS ($1,000) per share.

The Class “K” shares shall be redeemable according to the terms of section 6.

6.             CLASS “K” SHARES

a)             Participation

The dividends attributable to the Class “K” shares shall come solely from the collection by the Company of any benefits relating to any insurance policy on the life of the shareholder who is to receive the dividend or by a dividend in kind transferring the ownership of such policy.  Provided the dividend comes from such sources, it shall take priority over any other dividend within the Company.  The market value and, accordingly, the redemption value of the said Class “K” shares held by a shareholder shall always be equal to the redemption value of the life insurance policy held by the Company on the life of such shareholder including any amount of capital which has been injected into such life insurance policy and any right to benefits following the death of the insured.

Each shareholder holding Class “K” shares shall be deemed to hold a different series of shares so that the dividend and value of any life insurance policy are specifically attributable to each series of shares separately.

The value of any such life insurance policy and the right to a benefit in the event of death shall form part of the series of Class “K” shares held by the deceased shareholder.

As soon as the Company collects such life insurance benefits, it agrees to pay them to the estate or to the representative of the deceased shareholder in the form of priority dividends or the redemption of shares at the complete discretion of the estate by completing all appropriate election forms so that the dividend is deemed to come from the capital dividend account of the Company created by the collection of the proceeds of such life insurance policy.  Such dividend or such redemption shall be exclusive to the holder of the series in question and shall take priority over any dividend or redemption of any other class or series of shares.

In order to guarantee to the shareholder that he will receive his dividend or the redemption value of his shares after his death, the Company assigns, transfers and hypothecates any right to insurance benefits from any life insurance policy taken out on the life of a shareholder to such shareholder.

b)            Redemption

The holder of a series of “K” shares may at any time and at his option require the redemption of his shares in consideration for the transfer of the life insurance policy or policies taken out on his life, including any amount of capital invested and the right to any benefit related thereto.

MISCELLANEOUS PROVISIONS

1.             Pre-emptive right

Each holder of Class “A”, “D” and “H” shares in the capital stock of the Company shall be entitled to subscribe for any new shares in the proportion that the number of Class “A”, “D” or “H” shares he or she holds in the Company represents to the total number of issued and outstanding Class “A”, “D” or “H” shares of the Company as fully paid.

2.             Share splits

Every issued share of the capital stock of the Company of any class whatsoever may be split into several shares carrying the same rights, privileges, restrictions and conditions applicable to the shares split upon the passing of a special resolution.

3.             Series of shares

Each class of shares may be issued in an unlimited number of series.  The Board of Directors shall have the power to determine all the other rights, privileges, conditions and restrictions which shall apply to each of the said series of shares except with respect to the right to vote.  The dividends attributable to a class of shares may be declared separately for a series without being declared on any other series of the same class of shares and any share of a series may be purchased or redeemed without purchasing or redeeming the shares of another series of shares, the whole at the complete discretion of the Board of Directors.

4.             Price adjustment

In all cases where Class “E”, “F”, “G”, “H” and “I” shares are issued in consideration for assets, or further to a conversion of shares and in the event that the provincial Ministère du Revenu or the federal Department of Revenue contests the market value attributed to the said shares, the Company and the shareholder agree in advance to adjust the market value attributed to the said shares based on the market value which is finally agreed upon with the tax department in question or based on the market value which is determined by final judgement in the event it is contested before the courts.  If shares of such classes have already been the object of a redemption or dividend payment, the parties agree to take the said redemption or the said dividend into account for the purpose of the price adjustment.

SCHEDULE “B”

RESTRICTIONS ON THE TRANSFER OF SHARES

No transfer of shares of the Company may be carried out without the consent of the directors, which shall be evidenced by a resolution of the Board of Directors.  Such consent may, however, be given after the transfer has been registered in the Book of the Company, in which case it shall be valid and take effect retroactively to the date of registration of the said share transfer.

SCHEDULE “C”

OTHER PROVISIONS

1.                                       The number of shareholders of the Company shall be limited to fifty (50), not including persons who are in the employment of the Company and persons who, having been formerly in the employment of the Corporation were, while so employed, shareholders, and have continued after the termination of that employment to be, shareholders of the Company; two or more persons holding one or more shares jointly being counted as a single shareholder.

2.                                       Any public distribution of the shares and other securities of the Company is prohibited.

3.                                       The directors may, when they consider it advisable:

(a)           borrow money upon the credit of the Company;

(b)                               issue debentures or other securities of the Company and pledge or sell the same at such price or amounts as they shall deem appropriate;

(c)                                  guarantee, on behalf of the Company, the performance of an obligation of another person;

(d)                                 hypothecate, pledge or charge with any encumbrance, by trust or in any other manner, all or part of the present or future property of the Company for the purpose of guaranteeing its obligations; and

(e)                                  delegate the powers or one or more of the afore-mentioned special powers to a director, a committee of directors or an officer of the Company.

4.             Participation in meetings by way of electronic means

One (1), several or all of the shareholders may participate in a meeting of the shareholders by way of electronic means, such as a telephone, enabling them to communicate with the other shareholders or persons participating in the meeting. In such cases, these shareholders shall be deemed to have attended the meeting. The shareholders attending a meeting held using such electronic means may decide on any matter which may be considered by a meeting of the shareholders. A shareholder who participates in the meeting by way of electronic means may not be represented by proxy.

5.             Unanimous shareholder agreement

Where, pursuant to the articles, the by-laws or the law, a power which is to be exercised by the Board of Directors has been withdrawn from the authority of the directors in order to be assumed by the shareholders pursuant to a unanimous shareholder agreement, any reference in the articles to the exercise of such power by the Board of Directors shall be read as a reference to an exercise of this power by the meeting of the shareholders pursuant to the unanimous shareholder agreement.

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